                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN
                   -------------------------------------------


          This Shareholder Servicing and Distribution Plan (the "Plan") is adopted by Cowen Series Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), with respect to Cowen Large Cap Value Fund (the "Fund"), a series of the Company pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

         Section 1.  Compensation.
                     ------------

          (a) Class A Servicing Fee. The Company will pay Cowen & Company, a limited partnership organized under the laws of the State of New York ("Cowen"), a fee in connection with the servicing of Fund shareholder accounts in Class A shares calculated daily and paid monthly by the Company at the annual rate of
 .25% of the value of the average daily net assets of the Fund attributable to the Class A shares (the "Class A Service Fee").

          (b) Class B Servicing Fee. The Company will pay Cowen a fee in connection with the servicing of Fund shareholder accounts in Class B shares calculated daily and paid monthly by the Company at the annual rate of .25% of the value of the average daily net assets of the Fund attributable to the Class B shares (the "Class B Service Fee" and together with the Class A Service Fee, the "Service Fees").

          (c) Class B Distribution Fee. In addition to the Class B Service Fee, the Company will pay to Cowen a fee in connection with distribution related services provided in respect of the Class B shares of the Fund (the "Distribution Fee") calculated daily and paid monthly at the annual rate of .75% of the value of the average daily net assets of the Fund attributable to the Class B shares.

          (d) The Service Fees and the Distribution Fee will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the Fund's shares (each a "Class" and together the "Classes") at the annual rates indicated above.

         Section 2.  Expenses Covered by the Plan.
                     ----------------------------

         (a) With respect to expenses incurred by each Class, its respective Service Fees will be used by Cowen to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with the Fund and to cover an allocable portion of overhead and other Cowen branch office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Cowen to persons, including Cowen employees, who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other similar services not otherwise required to be provided by the Fund's manager, investment adviser, transfer agent or other agent of the Fund.

          (b) The Distribution Fee will be used by Cowen to provide initial and ongoing sales compensation to its registered representatives in respect of sales of Class B shares; costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors that are attributable to sales of the Class B shares of the Fund; costs associated with any advertising relating to the Class B shares of the Fund; an allocation of overhead and other Cowen branch office expenses related to the distribution of the Class B shares of Fund shares; and payments to, and expenses of, persons who provide support services in connection with the distribution of Class B shares of the Fund.

          (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by Cowen, so that those payments may exceed expenses actually incurred by Cowen. The Board of Directors of the Company will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by Cowen and amounts it receives under the Plan.

         Section 3.  Approval by Shareholders.
                     ------------------------

          The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by that Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of that Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities represented by any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

         Section 4.  Approval by Directors.
                     ---------------------

          Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of the Company, and (b) those Directors who are not interested persons of the Company who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         Section 5.  Continuance of the Plan.
                     -----------------------

          The Plan will continue in effect with respect to each Class from year to year so long as its continuance is specifically approved annually by vote of the Board of Directors in the manner described in Section 4 above.

         Section 6.  Termination.
                     -----------

          The Plan may be terminated with respect to any Class at any time, without penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of that Class of the Fund on not more than 30 days' written notice to Cowen. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

         Section 7.  Amendments.
                     ----------

          The Plan may not be amended with respect to any Class to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Class, and all material amendments to the Plan must also be approved by the Board of Directors in the manner described in Section 4 above.

         Section 8.  Selection of Certain Directors.
                     ------------------------------

          While the Plan is in effect, the selection and nomination of Directors who are not interested persons of the Company be committed to the discretion of the Directors then in office who are not interested persons of the Company.

         Section 9.  Written Reports.
                     ---------------

          In each year during which the Plan remains in effect, Cowen and any person authorized to direct the disposition of monies paid or payable by the Company with respect to the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

         Section 10.  Preservation of Materials.
                      -------------------------

          The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         Section 11.  Meanings of Certain Terms.
                      -------------------------

          As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

         Section 12.  Dates.
                      -----

          The Plan has been executed by the Company with respect to the Fund as of November __, 1997 and will become effective, as to a particular Class, as of the date on which interests in that Class are first offered to or held by the public.


                                                     COWEN SERIES FUNDS, INC.



                                                By:__________________________
                                                   President